Exhibit 10.1

Written Description of

2018 Executive Incentive Compensation Annual Plan -

President and Chief Executive Officer

The following is a description of the material terms of the 2018 Executive Incentive Compensation Annual Plan (the “Plan”) that was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Guaranty Federal Bancshares, Inc. (the “Company”) with respect to the bonus payable to Shaun A. Burke, the Company’s President and Chief Executive Officer (the "Executive"), for 2018:

The Plan will pay a maximum of $157,500 of which one hundred-percent (100%) of the bonus amount will be paid in cash. The Compensation Committee will have discretionary authority to recommend executive incentive payments to the full Board of Directors for 2018. The Committee will consider the following in determining incentive payments:

A)

Satisfactory completion and integration of Hometown Bancshares, Inc. and Hometown Bank: (i) minimum cost savings of 30% for 2018, (ii) retain a minimum of 80% of core deposits, measured from the financial position at December 31, 2018 and (iii) retain a minimum of 80% of loans, measured from the financial position at December 31, 2018.

B)

Achievement of the following consolidated performance ratios within desired range: (i) Net interest margin – 3.30% to 3.35%, (ii) Loan to deposit ratio – 105% to 100%, (iii) Pre-tax net income - $8.175 million to $10.0 million and (iv) Non-performing assets to average total assets – 1.45% to 1.25%.

The following minimum criteria must all be satisfied before an award is paid under the Plan: (i) net income of the Company for calendar year 2018 of at least 75% of approved budget to receive full performance incentive and incentive will be reduced by 50% if Company achieves between 50% and 74.99% of budget net income; No incentive will be paid if net income is below 50% of budget; (ii) satisfactory audits as determined by the Board of Directors of the Company after review of findings from regulatory examination reports and applicable audits and reviews; (iii) the Company and Guaranty Bank must maintain capital ratios to meet regulatory “well capitalized” status; and (iv) satisfactory performance appraisal, actively employed by Guaranty Bank, and in good standing at the time the bonus is paid, which will not be prior to the public release of earnings in 2019 for the calendar year 2018.

If the Company terminates the Executive’s employment other than for cause (as defined in Executive’s employment agreement) before the end of the performance year, then the Executive will be eligible for a prorated incentive payment (at target level) except for a change in control of the Company. If the Executive’s employment ends within twelve months following a change in control of the Company, then the Executive will be eligible for an incentive amount computed in accordance with the Executive’s employment agreement.

The Committee may adjust the incentive above or below target (50% of the maximum award) based on achievement of the above measurements and other pertinent factors including, but not limited to, executive’s contribution to the bank’s goals and objective, attitude, teamwork, initiative, interpersonal relationships and adherence to policies. The Committee will also consider the executive’s overall compensation relevant to peer group.

The Board of Directors of the Company retains the right to make the final determination of the bonus payment and amount, if any, and may consider other pertinent facts prior to making an award. All incentive payments shall be subject to the Company’s Compensation Clawback Policy.